SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

DATE OF REPORT - NOVEMBER 15, 2005

(Date of Earliest Event Reported)

COLUMBIA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Commission File No. 1-10352

Delaware	59-2758596
(State of Incorporation)	(I.R.S. Employer Identification No.)

354 Eisenhower Parkway Livingston, New Jersey	07039
(Address of principal executive offices)	Zip Code

Registrant’s telephone number, including area code: (973) 994-3999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 16, 2005, Columbia Laboratories, Inc. (the "Company") entered into Indemnification Agreements in substantially the form filed and incorporated by reference to the Company’s 2003 Form 10-K as Exhibit 10.46, with Valerie L. Andrews and James S. Crofton, each of whom is a Director of the Company.

Pursuant to each Indemnification Agreement (the “Agreement”), the Company agrees to indemnify, and advance Expenses (as defined in the Agreement) to, each Director (an “Indemnitee”) to the fullest extent permitted by applicable law. The Agreement is a supplement to, and in furtherance of, the amended and restated by-laws and the Certification of Incorporation of the Company.

An Indemnitee is entitled to indemnification in any threatened, pending or completed Proceeding (as defined in the Agreement), including a Proceeding brought by the Company, against Expenses if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal Proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. In a Proceeding brought by the Company, however, no indemnification applies against Expenses for any claim, issue or matter in any Proceeding as to which Indemnitee is determined to be liable to the Company if indemnification is prohibited by law, unless the Court of Chancery of the State of Delaware, or the court in which a Proceeding is brought or pending, determines that indemnification may nevertheless be made by the Company. Indemnitee is also indemnified against all Expenses incurred as a witness in any Proceeding.

If Indemnitee is successful, on the merits or otherwise, in any Proceeding, Indemnitee is indemnified against all Indemnitee’s Expenses. If Indemnitee is only successful as to one or more, but less than all claims, issues or matters, indemnification applies to Expenses for each successfully resolved claim, issue or matter. The termination of any claim, issue or matter by dismissal, with or without prejudice, is a successful result.

Indemnitee is not entitled to indemnification or advancement of Expenses with respect to any Proceeding brought by Indemnitee against the Company, except if Indemnitee prevails in a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, the Agreement.

The Company will advance all Expenses of Indemnitee in connection with any Proceeding within thirty days after the receipt by the Company of a statement from Indemnitee requesting such advance, whether prior to or after final disposition, provided Indemnitee agrees to repay any Expenses advanced if it is ultimately determined that Indemnitee is not entitled to be indemnified against such Expenses.

The Indemnitee is required to make a written request to the Company with reasonable documentation and information to obtain indemnification. Depending on the circumstances (as described in the Agreement) the Indemnitee’s entitlement to indemnification may be determined by either an Independent Counsel (as defined in the Agreement), by Disinterested Directors (as defined in the Agreement), or the stockholders of the Company. If a Change in Control (as defined in the Agreement) has occurred, the person making the determination is required to presume that the Indemnitee is entitled to indemnification. Any costs or expenses incurred by Indemnitee in making the determination will be borne by the Company (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

The termination of any Proceeding (or any claim, issue or matter in a Proceeding) by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in the Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner that Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

In the event that (i) a determination is made that Indemnitee is not entitled to indemnification, (ii) advancement of Expenses is not timely made, (iii) the determination of entitlement to indemnification is not timely made, or (iv) payment of indemnification is not timely made, Indemnitee may seek an adjudication in an appropriate court of the State of Delaware or New Jersey of Indemnitee’s entitlement to indemnification or advancement of Expenses. The Company is precluded from asserting in any judicial proceeding that the procedures and presumptions of the Agreement are not valid, binding and enforceable and the Company must stipulate that the Company is bound by all the provisions of the Agreement. If the Indemnitee seeks a judicial adjudication of Indemnitee’s rights under, or to recover damages for breach of, the Agreement, Indemnitee will be entitled to recover all Expenses, but only for the issues on which Indemnitee prevails.

To the extent that the Company maintains an insurance policy providing liability insurance for directors, officers, employees, agents or fiduciaries of the Company, Indemnitee will be covered by such policy in accordance with its terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary. The Company is not liable to make any payment otherwise indemnifiable under the Agreement if and to the extent that Indemnitee has received payment under any insurance policy, contract, agreement or otherwise.

The Agreement terminates upon the later of: (a) ten years after the date that Indemnitee ceases to serve as a director, officer, employee, agent or fiduciary of the Company; or (b) the final termination of all pending Proceedings and of any proceeding commenced by Indemnitee.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 15, 2005, the Chairman of the Board of Directors of Columbia Laboratories, Inc., (the “Company”) received a letter from Robert C. Strauss, a Director of the Company, notifying him that Mr. Strauss will retire from the Company’s Board of Directors effective December 31, 2005. Mr. Strauss will continue as a member of the Board of Directors, and will continue as chair of the Company’s Audit Committee and as a member of the Compensation Committee until December 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2005

COLUMBIA LABORATORIES, INC.

	By:	/s/ David L. Weinberg
David L. Weinberg Vice President and Chief Financial Officer